Exhibit 99.1

Ciena Reports Fiscal First Quarter 2008 Results

Company Delivers 5% Sequential, 38% Year-over-Year Revenue Growth

LINTHICUM, Md.--(BUSINESS WIRE)--Ciena® Corporation (NASDAQ:CIEN), the network specialist, today announced results for its fiscal first quarter ended January 31, 2008. Revenue for the first quarter totaled $227.4 million, representing an increase of 38% over the same period a year ago when the Company reported sales of $165.1 million.

On the basis of generally accepted accounting principles (GAAP), Ciena’s net income for the fiscal first quarter 2008 was $28.8 million, or $0.28 per diluted share. This compares to a reported GAAP net income of $11.1 million, or $0.12 per diluted share, for the same period a year ago.

“As a specialist player in our industry, Ciena is differentiating itself by harnessing innovation to deliver solutions that enhance the operational value of our customers' networks,” said Gary Smith, Ciena president and CEO. “Our revenue growth during the last several years reflects the investments we’ve made in our product portfolio, which have enhanced our ability to seize new opportunities, thereby enabling us to take share and gain additional customer traction.”

Non-GAAP Presentation of Quarterly Results

In evaluating the operating performance of its business, Ciena’s management excludes certain charges and credits that are required by GAAP. These items, which are identified in the table that follows (in thousands, except per share data), share one or more of the following characteristics: they are unusual and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control.

	Quarter	Quarter
	Ended	Ended
	Jan 31, 2007	Jan 31, 2008
Share-based compensation-product	$221	$565
Share-based compensation-services	193	246
Share-based compensation-research and development	743	1,177
Share-based compensation-sales and marketing	1,040	2,464
Share-based compensation-general and administrative	1,000	2,209
Amortization of intangible assets	6,295	6,470
Litigation settlement	-	7,700
Restructuring recoveries	(466)	-
Total adjustments related to income from operations	$9,026	$20,831

Income from Operations Reconciliation (GAAP/non-GAAP)
GAAP income from operations	$2,780	$18,419
Adjustments related to income from operations	9,026	20,831
Adjusted (non-GAAP) income from operations	$11,806	$39,250

Net Income Reconciliation (GAAP/non-GAAP)
GAAP net income	$11,056	$28,807
Adjustment for total adjustments noted above	9,026	20,831
Adjusted (non-GAAP) net income	$20,082	$49,638
Weighted average basic common shares outstanding	84,953	86,910
Weighted average dilutive potential common shares outstanding	93,259	109,009

GAAP diluted net income per share	$0.12	$0.28
Adjusted (non-GAAP) diluted net income per share	$0.22	$0.47

Please see Appendix A for additional information about this table.

Adjusting Ciena’s unaudited fiscal first quarter 2008 GAAP net income of $28.8 million for the items noted above would increase the Company’s adjusted (non-GAAP) net income in the first quarter to $49.6 million. Adding the interest expense of $1.8 million associated with the Company’s 0.25% and 0.875% convertible senior notes to the fiscal first quarter 2008’s adjusted (non-GAAP) net income in order to arrive at the numerator for the earnings per share calculation, results in an as-adjusted net income of $0.47 per adjusted diluted share. This compares with an adjusted (non-GAAP) net income of $20.1 million, or $0.22 per adjusted diluted share, in the same year-ago period. Note that calculating the as-adjusted diluted earnings per share for the fiscal first quarter 2007 requires that interest expense of approximately $0.5 million associated with the Company’s 0.25% convertible senior notes be added to GAAP net income in order to arrive at the numerator for the earnings per share calculation.

First Quarter 2008 Performance Highlights

  Achieved sequential quarterly revenue growth of 5% and year-over-year revenue growth of 38%.
  Delivered overall gross margin of 51% with product gross margin of 55% and services gross margin of 24%.
  Delivered GAAP income from operations of 8% of revenue and non-GAAP as-adjusted income from operations of 17% of revenue.
  Paid at maturity the remaining $542.3 million in aggregate principal amount on the Company’s 3.75% convertible notes.
  Ended the fiscal first quarter 2008 with cash, cash equivalents and short- and long-term investments of $1.2 billion.
  Announced the acquisition of privately-held World Wide Packets, Inc., a leading supplier of solutions for enabling the cost-effective delivery of a wide variety of Carrier Ethernet-based services. The acquisition was completed on March 3, 2008, subsequent to the close of the first fiscal quarter.

First Quarter 2008 Customer and Product Highlights

  BT selected Ciena’s CN 3000™ Ethernet Access Series as one of its preferred Network Termination Equipment (NTE) platforms for its 21st Century Network (21CN).
  AT&T awarded a multi-year contract to Ciena to provide Carrier Ethernet solutions gained as a result of the acquisition of World Wide Packets.
  ENERGIE AG Data will deploy the CN 4200® and ON-Center® Network and Service Management Suite to improve multi-site connectivity. ENERGIE AG Data will also utilize Ciena’s CN 4200 to deliver Gigabit Ethernet and storage services to business customers in Upper Austria, when the division launches its enterprise and wholesale offerings.
  California Institute of Technology (Caltech) selected the CoreDirector® Multiservice Optical Switch for use in its multi-national research networking efforts.
  Neuf Cegetel deployed the CN 4200 RS FlexSelect™ Advanced Services Platform to increase capacity across its backbone network in the Ile de France region in response to strong customer demand for high-bandwidth IP services.
  Ciena announced new G10 and G10X Ethernet Service Modules that deliver Layer 2 Ethernet aggregation, switching and transport capabilities as simple plug-and-play upgrades to the Company’s CN 4200 FlexSelect Advanced Services Platform family.

Business Outlook

“While we are mindful of the macro economic environment, indications from our customers to date suggest no change in the fundamental drivers of Ciena’s business: the demand for increasing network capacity and the transition to Ethernet/IP-based network infrastructures. Accordingly, we remain optimistic about our outlook for the year,” said Smith. “Inclusive of revenue expected from our recently closed acquisition of World Wide Packets, we anticipate current demand trends will enable us to deliver annual revenue growth in a range, up to 27 percent in fiscal 2008.”

Live Web Broadcast of Fiscal First Quarter Results

Ciena will host a discussion of its fiscal first quarter results with investors and financial analysts today, Friday, March 7, 2008 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via Ciena’s homepage at www.ciena.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of Ciena’s website at: http://www.ciena.com/investors/investors.htm.

NOTE TO INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-K filed with the Securities and Exchange Commission on December 27, 2007. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Forward-looking statements in this release include: while we are mindful of the macro economic environment, indications from our customers to date suggest no change in the fundamental drivers of Ciena’s business: the demand for increasing network capacity and the transition to Ethernet/IP-based network infrastructures; we remain optimistic about our outlook for the year; and inclusive of revenue expected from our recently closed acquisition of World Wide Packets, we anticipate current demand trends will enable us to deliver annual revenue growth in a range, up to 27 percent in fiscal 2008. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

CIENA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended January 31,
	2007	2008
Revenues:
Products	$146,282	$201,790
Services	18,819	25,626
Total revenue	165,101	227,416

Costs:
Products	74,979	91,387
Services	16,494	19,460
Total cost of goods sold	91,473	110,847
Gross profit	73,628	116,569
Operating expenses:
Research and development	29,853	35,444
Selling and marketing	24,875	33,608
General and administrative	10,291	22,628
Amortization of intangible assets	6,295	6,470
Restructuring recoveries	(466)	-
Total operating expenses	70,848	98,150
Income from operations	2,780	18,419
Interest and other income, net	14,845	19,082
Interest expense	(6,148)	(7,358)
Income before income taxes	11,477	30,143
Provision for income taxes	421	1,336
Net income	$11,056	$28,807
Basic net income per common share	$0.13	$0.33
Diluted net income per potential common share	$0.12	$0.28
Weighted average basic common shares outstanding	84,953	86,910
Weighted average dilutive potential common shares outstanding	93,259	109,009

CIENA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

ASSETS
	October 31,	January 31,
Current assets:	2007	2008
Cash and cash equivalents	$892,061	$922,306
Short-term investments	822,185	259,643
Accounts receivable, net	104,078	144,639
Inventories	102,618	103,520
Prepaid expenses and other	47,817	40,566
Total current assets	1,968,759	1,470,674
Long-term investments	33,946	33,946
Equipment, furniture and fixtures, net	46,671	48,878
Goodwill	232,015	232,015
Other intangible assets, net	67,144	59,235
Other long-term assets	67,738	68,668
Total assets	$2,416,273	$1,913,416

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$55,389	$66,385
Accrued liabilities	90,922	81,546
Restructuring liabilities	1,026	914
Income taxes payable	7,768	2,052
Deferred revenue	33,025	31,452
Convertible notes payable	542,262	-
Total current liabilities	730,392	182,349
Long-term deferred revenue	30,615	30,812
Long-term restructuring liabilities	3,662	3,565
Other long-term obligations	1,450	7,629
Convertible notes payable	800,000	800,000
Total liabilities	1,566,119	1,024,355
Commitments and contingencies
Stockholders' equity:
Preferred stock – par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock – par value $0.01; 140,000,000 shares authorized; 86,752,069 and 87,052,680 shares issued and outstanding	868	871
Additional paid-in capital	5,519,741	5,527,873
Changes in unrealized gains on investments, net	350	888
Translation adjustment	(1,593)	(306)
Accumulated deficit	(4,669,212)	(4,640,265)
Total stockholders' equity	850,154	889,061
Total liabilities and stockholders' equity	$2,416,273	$1,913,416

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended January 31,
	2007	2008
Cash flows from operating activities:
Net income	$11,056	$28,807
Adjustments to reconcile net income to net cash provided by used in operating activities:
Amortization of premium (discount) on marketable securities	(1,249)	(1,296)
Depreciation and amortization of leasehold improvements	3,150	3,949
Share-based compensation	3,289	6,881
Amortization of intangibles	7,263	7,438
Deferred tax provision	-	471
Provision for doubtful accounts	-	25
Provision for inventory excess and obsolescence	4,763	5,794
Provision for warranty	4,791	2,914
Other	715	1,118
Changes in assets and liabilities:
Accounts receivable	(32,250)	(40,586)
Inventories	(2,226)	(6,696)
Prepaid expenses and other	(11,289)	5,413
Accounts payable and accruals	(1,810)	6,383
Income taxes payable	317	(5,576)
Deferred revenue and other obligations	2,186	(1,376)
Net cash provided by (used in) operating activities	(11,294)	13,663
Cash flows from investing activities:
Payments for equipment, furniture, fixtures and intellectual property	(6,590)	(6,666)
Restricted cash	(521)	(263)
Purchase of available for sale securities	(88,632)	-
Proceeds from maturities of available for sale securities	258,171	564,376
Net cash provided by investing activities	162,428	557,447
Cash flows from financing activities:
Repayment of 3.75% convertible notes payable	-	(542,262)
Proceeds from issuance of common stock and warrants	2,781	1,254
Net cash provided by (used in) financing activities	2,781	(541,008)
Effect of exchange rate changes on cost and cash equivalents	-	143
Net increase in cash and cash equivalents	153,915	30,102
Cash and cash equivalents at beginning of period	220,164	892,061
Cash and cash equivalents at end of period	$374,079	$922,306

Non-cash investing and financing activities
Purchase of equipment in accounts payable	$-	$1,355

Appendix A

The adjustments management makes in analyzing Ciena’s fiscal first quarter 2008 GAAP results are as follows:

  Share-based compensation expense – Non-cash expense incurred in accordance with SFAS 123(R).
  Amortization of intangible assets – a non-cash expense arising from acquisitions of intangible assets, principally developed technology, which Ciena is required to amortize over its expected useful life.
  Litigation settlement – included in general and administrative expense during our first quarter of fiscal 2008 is a $7.7 million patent litigation settlement.
  Restructuring recoveries – infrequent recoveries incurred as the result of previous restructuring activities to align resources with perceived market opportunities, including new segment opportunities within the overall market, which the Company believes are not reflective of its ongoing operating costs.

About Ciena

Ciena specializes in network transition. We provide the flexible platforms, intelligent software and professional services to build converged networks for enhanced services and applications. With a growing global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. For more information, visit www.ciena.com.

CONTACT:
Ciena Corporation
Press Contact:
Nicole Anderson, 410-694-5786
pr@ciena.com
or
Investor Contact:
Marie Downing, 888-243-6223
ir@ciena.com